Exhibit 5.1

599 LEXINGTON AVENUE | NEW YORK | NY | 10022-6069
WWW.SHEARMAN.COM | T +1.212.848.4000 | F +1.212.848.7179

September 9, 2015

John Deere Receivables, Inc.
First Interstate Bank Building
1 East First Street
Reno, Nevada 89501

John Deere Capital Corporation
First Interstate Bank Building
1 East First Street
Reno, Nevada 89501

John Deere Owner Trust 2015-B
c/o Wells Fargo Delaware Trust Company, N.A.
919 North Market Street, Suite 1600
Wilmington, DE 19801

John Deere Owner Trust 2015-B
      Class A-1   0.40000% Asset Backed Notes
Class A-2   0.98% Asset Backed Notes
Class A-3   1.44% Asset Backed Notes
Class A-4   1.78% Asset Backed Notes
Asset Backed Certificates
Ladies and Gentlemen:

We have acted as special counsel for John Deere Receivables, Inc., a Nevada corporation (“JDRI”), John Deere Owner Trust 2015-B, a Delaware statutory trust (the “Trust” and, together with JDRI, being referred to herein collectively as the “Relevant Parties”), and John Deere Capital Corporation, a Delaware corporation (“JDCC”), in connection with (x) the issuance of $228,000,000 aggregate principal amount of the Trust’s Class A-1 0.40000% Asset Backed Notes (the “Retained Notes”), which will be retained by JDRI or an affiliate thereof, (y)  the purchase of (i) $245,000,000 aggregate principal amount of the Trust’s Class A-2 0.98% Asset Backed Notes (the “Class A-2 Notes”), (ii) $203,000,000 aggregate principal amount of the Trust’s Class A-3 1.44% Asset Backed Notes (the “Class A-3 Notes”) and (iii) $75,000,000 aggregate principal amount of the Trust’s Class  A-4 1.78% Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-2 Notes and the Class A-3 Notes, the “Underwritten Notes”, and, together with the Retained Notes, the “Notes”) pursuant to the Underwriting Agreement dated September 1, 2015 (the “Underwriting Agreement”) among JDRI, JDCC, RBC Capital Markets, LLC, Barclays Capital Inc. and J.P. Morgan Securities LLC, (collectively, the “Underwriters”) and (z) the issuance of $19,260,178 aggregate principal amount of the Trust’s Asset Backed Certificates (the “Certificates”).

ABU DHABI  |  BEIJING  |  BRUSSELS  |  DUBAI  |  FRANKFURT  |  HONG KONG  |  LONDON  |  MENLO PARK  |  MILAN  |  NEW YORK
PARIS |  ROME  |  SAN FRANCISCO  |  SÃO PAULO  |  SAUDI ARABIA*  |  SHANGHAI  |  SINGAPORE  |  TOKYO  | TORONTO  |  WASHINGTON, DC

SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

The Notes are to be issued under an Indenture dated as of September 9, 2015 (the “Indenture”) between the Trust and U.S. Bank National Association (the “Indenture Trustee”) and the Certificates are to be issued under a Trust Agreement dated as of September 2, 2015 (the “Trust Agreement”) between JDRI and Wells Fargo Delaware Trust Company, N.A.  This opinion is furnished to you pursuant to Section 6(b)(1) of the Underwriting Agreement.  Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined; and terms defined in Articles 1, 8 and 9 of the Uniform Commercial Code as currently in effect in the State of New York are used herein as therein defined.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement;

(b)	The Indenture;

(c)	Executed copies of the Notes;

(d)	Executed copies of the Certificates;

(e)	The Trust Agreement;

(f)	The Purchase Agreement;

(g)	The Sale and Servicing Agreement; and

(h)	The Administration Agreement.

The documents described in the foregoing clauses (a) through (h) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following:

(i)           A signed copy of the shelf registration statement on Form S-3 (Registration Statement No. 333-197204) filed by JDRI under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on July 2, 2014, as amended by pre-effective amendment No. 1 thereto filed by JDRI on August 6, 2014 and as further amended by pre-effective amendment No. 2 thereto filed by JDRI on August 7, 2014 (such registration statement, as amended, including information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”). The Registration Statement became effective under the Securities Act on August 8, 2014.

(ii)           The base prospectus dated August 21, 2014 forming a part of the Registration Statement, with respect to the offering from time to time of an unspecified amount of debt securities issued by trusts established by JDRI (the “Base Prospectus”).

(iii)           The first preliminary prospectus supplement dated August 20, 2015 and the second preliminary prospectus supplement dated August 31, 2015, each relating to the offering of the Notes (collectively, the “Preliminary Prospectus Supplement”) (the Base Prospectus, as supplemented by the Preliminary Prospectus Supplement, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Preliminary Prospectus”).

(iv)           The ratings term sheet dated August 20, 2015 relating to the credit ratings expected to be received on the Underwritten Notes, filed as an Issuer Free Writing Prospectus with the Commission pursuant to Rule 433 under the Securities Act.

(v)           The final term sheet dated September 1, 2015 relating to the Notes, filed as an Issuer Free Writing Prospectus with the Commission pursuant to Rule 433 under the Securities Act.

(vi)           The final prospectus supplement dated September 1, 2015 relating to the Underwritten Notes (the “Final Prospectus Supplement”) (the Base Prospectus, as supplemented by the Final Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”).

(vii)           Originals or copies of such other corporate records of the Relevant Parties and JDCC, certificates of public officials and of officers of the Relevant Parties and JDCC and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(A)           The genuineness of all signatures.

(B)           The authenticity of the originals of the documents submitted to us.

(C)           The conformity to authentic originals of any documents submitted to us as copies.

(D)           As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Relevant Parties and JDCC.

(E)           That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Relevant Parties and JDCC, enforceable against each such party in accordance with its terms.

(F)           That:

(1)           Each of the Relevant Parties is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(2)           Each of the Relevant Parties has full power to execute, deliver and perform, and has duly authorized, executed and delivered, the Opinion Documents to which it is a party.

(3)           The execution, delivery and performance by each of the Relevant Parties of the Opinion Documents to which it is a party do not and will not:

(a)	except with respect to JDRI, contravene its respective certificate or articles of incorporation, by-laws or other organizational documents;

(b)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(4)           That the execution, delivery and performance by the Relevant Parties and JDCC of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(5)           That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any Relevant Party of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(G)           That the Underwritten Notes have been duly authenticated by the Indenture Trustee in the manner described in its certificates required to be delivered to the Underwriters today, and that the Retained Notes have been duly authenticated by the Indenture Trustee in the manner described in the Indenture.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Relevant Party, the Opinion Documents or the transactions governed by the Opinion Documents.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Relevant Parties, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Notes, when authenticated by the Indenture Trustee in accordance with the Indenture and, in the case of the Underwritten Notes, when delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Trust, entitled to the benefits of the Indenture and enforceable in accordance with their terms.

Our opinion expressed above is subject to the following qualifications:

(a)           Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)           Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)           Our opinion is limited to Generally Applicable Law.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion as an Exhibit to the Report on Form 8-K dated the date hereof relating to the Trust and incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Opinions” in the Base Prospectus, the Preliminary Prospectus and the Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

SKF/GAM/MK/SGJ
LLJ